October 1, 2007

Mr. Ralph C. Eucher

President and Chief Executive Officer

Principal Investors Fund, Inc.

Principal Financial Group

Des Moines, IA 50392-2080

Dear Mr. Eucher

Principal Life Insurance Company intends to purchase the following shares (the “Shares”):

Fund	Purchase Amount	Shares Purchased
Global Real Estate Securities Fund , Institutional Class	$2,000,000.00	200,000.000
Global Real Estate Securities Fund, Class A	$1,500,000.00	150,000.000
Global Real Estate Securities Fund, Class C	$1,500,000.00	150,000.000
International Growth Fund, Class A	$10,000.00	666.667
International Growth Fund, Class C	$10,000.00	666.667

Each share for the Global Real Estate Securities Fund has a par value of $10.00 per share. Each share for the International Growth Fund has a par value of $15.00 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL LIFE INSURANCE COMPANY

BY _/s/Michael D. Roughton__________________

Michael D. Roughton

Vice President and Senior Securities Counsel